Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-110760
333-110760-01
PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 17, 2003)
13,000,000 Shares
AMR Corporation
Common Stock

We are offering 13,000,000 shares of our common stock to be sold in this offering. We will receive all of the net proceeds from the sale of such common stock.
Our common stock is listed on the New York Stock Exchange under the symbol “AMR”. The last reported sale price of our common stock on the New York Stock Exchange on November 17, 2005 was $17.69 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-3 of this prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$17.250	$224,250,000

Underwriting discounts and commissions	$0.090	$1,170,000

Proceeds, before expenses, to us	$17.160	$223,080,000

The underwriter may also purchase up to an additional 1,950,000 shares of common stock from us at the public offering price, less underwriting discounts, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriter exercises the option in full, the total underwriting discounts and commissions will be $1,345,500, and the total proceeds, before expenses, to us will be $256,542,000.
The underwriter is offering the shares of our common stock as set forth under “Underwriting”. Delivery of the shares of common stock will be made on or about November 23, 2005.
UBS Investment Bank
The date of this prospectus supplement is November 17, 2005.

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus or to which we have referred you. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any distribution of securities pursuant to this prospectus supplement and the accompanying prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus supplement and the accompanying prospectus or in our affairs since the date of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

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PRESENTATION OF INFORMATION
     These offering materials consist of two documents: (a) this prospectus supplement, which describes the terms of this common stock offering, and (b) the accompanying prospectus, which provides general information about us and our securities, some of which does not apply to the common stock that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus. To the extent the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement. See “About this Prospectus” in the accompanying prospectus.
     References in this prospectus supplement to “AMR,” the “Company,” “we,” “us” and “our” refer to AMR Corporation together with its subsidiaries, unless otherwise specified.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. When used in this prospectus supplement, the accompanying prospectus and in documents incorporated herein and therein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.
     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues and costs, future financing plans and needs, overall economic conditions, plans and objectives for future operations, and the impact on us of our results of operations in recent years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.
     All forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are based upon information available to us on the date of this prospectus supplement or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.
     Forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from our expectations. The following factors, in addition to those discussed under the caption “Risk Factors” in this prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: changes in economic, business and financial conditions; our substantial indebtedness; continued high fuel prices and the availability of fuel; further increases in the price of fuel; the impact of events in Iraq; conflicts in the Middle East or elsewhere; the highly competitive business environment we face, characterized by increasing pricing transparency and competition from low cost carriers and financially distressed carriers; historically low fare levels and fare simplification initiatives (both of which could result in a further deterioration of the revenue environment); our ability to reduce our costs further without adversely affecting operational performance and service levels; uncertainties with respect to our international operations; changes in our business strategy; actions by U.S. or foreign government agencies; the possible occurrence of additional terrorist attacks; another outbreak of a disease (such as SARS) that affects travel behavior; uncertainties with respect to our relationships with unionized and other employee work groups; our inability to satisfy existing financial or other covenants in certain of our credit agreements; the availability and terms of future financing; our ability to reach acceptable agreements with third parties; and increased insurance costs and potential reductions of available insurance coverage.
     Additional information concerning these and other factors is contained in our filings with the Securities and Exchange Commission (the “SEC”), including but not limited to our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 and our Annual Report on Form 10-K for the year ended December 31, 2004.
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PROSPECTUS SUPPLEMENT SUMMARY
     This summary highlights basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement, as well as the materials filed with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. See “Where You Can Find More Information”.
The Company
     AMR was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc. (“American”) was founded in 1934. On April 9, 2001, American (through a wholly-owned subsidiary, TWA Airlines LLC) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc., the eighth largest U.S. carrier at the time of the transaction. American is the largest scheduled passenger airline in the world. At the end of 2004, American provided scheduled jet service to approximately 150 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.
     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. American also contracts with three independently owned regional airlines which do business as the “American Connection”. The American Eagle carriers and the American Connection carriers provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, Mexico and the Caribbean.
     American Beacon Advisers, Inc., a wholly-owned subsidiary of AMR, is responsible for the investment and oversight of the assets of AMR’s U.S. employee benefit plans, as well as AMR’s short-term investments.
     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.aa.com. Information on AMR’s website is not incorporated into this prospectus supplement or the accompanying prospectus and is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered	13,000,000 shares

Common stock estimated to be outstanding immediately after this offering	179,644,284 shares

Over-allotment option	1,950,000 shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds”.

Dividends	We have paid no cash dividends on our common stock and have no intention of doing so. See “Dividend Policy”.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

New York Stock Exchange symbol	AMR

Transfer Agent and Registrar	American Stock Transfer & Trust Company
     Except as otherwise noted, all information in this prospectus supplement assumes no exercise of the underwriter’s over-allotment option.

RISK FACTORS
     In considering whether to purchase the shares of our common stock, you should carefully consider all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2004, our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2005, June 30, 2005 and March 31, 2005, and other information which may be incorporated by reference in this prospectus supplement and the accompanying prospectus after the date hereof. Our ability to become profitable and our ability to continue to fund our operations on an on-going basis will depend on a number of factors, some of which are largely beyond our control. In addition to the risk factors set forth below, you should carefully consider the risk factors listed under “Special Note Regarding Forward-Looking Statements” and the risk factors set forth under the caption “Risk Factors” contained in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2004 (the “10-K Risk Factors”). The 10-K Risk Factors, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, include risk factors relating to: changes in economic and other conditions; the Company’s ability to reduce costs further without adversely affecting operational performance and service levels; changes in the Company’s business strategy; actions by U.S or foreign government agencies; uncertainties with respect to the Company’s international operations; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; and the Company’s dependence upon technology.
Risk Factors Relating to the Company
We have incurred significant losses.
     We incurred net losses of approximately $257 million for the nine-month period ended September 30, 2005, $761 million for the full year of 2004, $1.2 billion for the full year of 2003, $3.5 billion for the full year of 2002 and $1.8 billion for the full year of 2001. We had operating income of approximately $291 million for the nine-month period ended September 30, 2005, and operating losses of approximately $144 million for the full year of 2004, $844 million for the full year of 2003, $3.3 billion for the full year of 2002 and $2.5 billion for the full year of 2001.
     Our recent results have been adversely affected by the continuing increase in fuel prices and, notwithstanding recent modest improvements in our revenues, a generally weak revenue environment. As we seek to improve our financial condition, we must continue to take steps to generate additional revenues and to significantly reduce our costs. Although we have a number of initiatives underway to address our cost and revenue challenges, the adequacy and ultimate success of these initiatives are not known at this time and cannot be assured. It will be very difficult, absent continued restructuring of our operations, for us to continue to fund our obligations on an ongoing basis or to become profitable if the overall industry revenue environment does not improve and fuel prices remain at historically high levels for an extended period.
     We expect to post — at the current level of fuel prices — a significant loss in the fourth quarter of 2005.
We are being adversely affected by increases in fuel prices.
     Our operating and financial results are significantly affected by the price and availability of jet fuel. During the nine-month period ended September 30, 2005, our aircraft fuel expense increased 44.9%, or $1.2 billion, compared to the nine-month period ended September 30, 2004, due primarily to a 45.1% increase in our average price per gallon of fuel. In addition, more recently, Hurricanes Katrina and Rita caused a significant increase in the price of jet fuel. Due to the competitive nature of the airline industry, there can be no assurance that we will be able to pass on increased fuel prices to our customers by increasing fares.
     As of September 30, 2005, we had hedged an insignificant percentage of our estimated 2005, 2006 and 2007 fuel requirements with option contracts.
     While we do not currently anticipate a significant reduction in fuel availability, dependency on foreign imports of crude oil and the possibility of changes in government policy on jet fuel production, transportation and marketing make it impossible to predict the future availability of jet fuel. Various events, including natural disasters (such as Hurricanes Katrina and Rita) and hostilities or other conflicts in oil producing areas or elsewhere, could result in reductions in the production and/or importation of crude oil, reductions in the production of jet fuel and/or significant increases in the cost of fuel. Continuing high fuel prices, additional increases in the price of fuel and/or disruptions in the supply of fuel would further adversely affect our financial condition and our results of operations.
Our indebtedness and other obligations are substantial and could affect our business.
     We have, and will continue to have, a significant amount of indebtedness. As of September 30, 2005, we had approximately $14.2 billion of long-term debt (including current maturities) and obligations under capital leases (including current obligations). In addition, as of September 30, 2005, we were obligated to make $12.9 billion of future operating lease payments for aircraft and facility obligations.
     We and our subsidiaries may incur substantial additional debt, including secured debt and other obligations, in the future. We also have substantial and increasing pension funding obligations. We contributed $288 million to our defined benefit pension plans during the nine-month period ended September 30, 2005, and completed our required 2005 calendar year funding by contributing an additional $22 million on October 14, 2005. Due to uncertainty regarding the impact of proposed legislation, we are not able to reasonably estimate our future required contributions beyond 2005. Various defined benefit pension reform proposals are currently under consideration by the United States government, which could have a significant — positive or negative — impact on our future required pension contributions. The likely outcome of these proposals is currently unclear. Based on the current regulatory environment and market conditions, we expect that our 2006 minimum required contributions will exceed our 2005 contributions.
     Our substantial indebtedness and other obligations could have important consequences. For example, it could:
     • limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes, or adversely affect the terms on which such financing could be obtained;
     • require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the funds available for other purposes;
     • make us more vulnerable to economic downturns;
     • limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions; and
     • limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.
     Any of the foregoing could adversely affect our business and our ability to fund our obligations.
We need to raise additional funds to maintain sufficient liquidity.
     We are heavily indebted and have significant obligations (including substantial pension funding obligations, as more fully described above) due in 2005 and thereafter, as described more fully under Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Report on Form 10-K for the year ended December 31, 2004. We believe we should have sufficient liquidity to fund our operations for the foreseeable future, including repayment of debt and capital leases, capital expenditures and other contractual obligations. Nonetheless, to maintain sufficient liquidity as we continue to implement our restructuring and cost reduction initiatives, we will need access to additional funding. The availability and level of financing cannot be assured, particularly in light of our reduced credit ratings, high fuel prices, the historically weak fare environment and the financial difficulties being experienced in the airline industry. Our inability to obtain additional funding would have a material negative impact on our ability to sustain our operations over the long term.

Our credit ratings are below investment grade, and our access to the capital markets is more limited and on less favorable terms than in the past.
     Since the terrorist attacks of September 11, 2001, our credit ratings have been lowered to significantly below investment grade. These reductions have increased our borrowing costs and otherwise adversely affected borrowing terms and limited borrowing options. Additional reductions in our credit ratings could further increase borrowing or other costs and further restrict the availability of future financing.
     Our ability to obtain future financing or to sell assets could also be adversely affected because we have fewer unencumbered assets available than in years past. A very large majority of our aircraft assets (including virtually all of the aircraft eligible for the benefits of Section 1110 of the Bankruptcy Code) have been encumbered. In addition, the market value of our aircraft assets has declined in recent years, and those assets may not maintain their current market value. Moreover, our recent financial results, our substantial indebtedness, the difficult revenue environment we face, and our reduced credit ratings, coupled with high fuel prices and the financial difficulties experienced in the airline industry, adversely affect the availability and terms of financing for us. Our inability to obtain additional funding would have a material negative impact on our ability to sustain our operations over the long term.
Our ability to comply with certain financial covenants cannot be assured.
     American has a credit facility consisting of a fully drawn $555 million senior secured revolving credit facility with a final maturity on June 17, 2009 and a fully drawn $248 million term loan facility with a final maturity on December 17, 2010. This credit facility contains a covenant (the “Liquidity Covenant”) requiring American to maintain, as defined, unrestricted cash, unencumbered short term investments and amounts available for drawing under committed revolving credit facilities of not less than $1.5 billion for each quarterly period through September 30, 2005 and $1.25 billion for each quarterly period thereafter. American was in compliance with the Liquidity Covenant as of September 30, 2005 and expects to be able to continue to comply with this covenant. In addition, this credit facility contains a covenant (the “EBITDAR Covenant”) requiring AMR to maintain a ratio of cash flow (defined as consolidated net income, before interest expense (less capitalized interest), income taxes, depreciation and amortization and rentals, adjusted for certain gains or losses and non-cash items) to fixed charges (comprising interest expense (less capitalized interest) and rentals). The required ratio was 0.90 to 1.00 for the four quarter period ending September 30, 2005 and will increase gradually to 1.50 to 1.00 for the four quarter period ending March 31, 2008 and for each four quarter period ending on each fiscal quarter thereafter. AMR was in compliance with the EBITDAR Covenant as of September 30, 2005 and expects to be able to continue to comply with this covenant for the period ending December 31, 2005. However, given the historically high price of fuel and the volatility of fuel prices and revenues, it is difficult to assess whether AMR and American will, in fact, be able to continue to comply with the Liquidity Covenant and in particular with the EBITDAR Covenant, and there are no assurances that AMR and American will be able to comply with these covenants. Failure to comply with these covenants would result in a default under our credit facility, which — if we did not take steps to obtain a waiver of, or otherwise mitigate, the default — could result in a default under a significant amount of our other debt and lease obligations.
Our reduced pricing power adversely affects our ability to achieve adequate pricing, especially with respect to business travel.
     Our passenger yield remains depressed by historical standards. We believe this depressed passenger yield is due in large part to a corresponding decline in our pricing power. Our reduced pricing power is the product of several factors, including: greater cost sensitivity on the part of travelers (particularly business travelers); pricing transparency resulting from the use of the Internet; greater competition from low-cost carriers and from carriers that have recently reorganized or are reorganizing, including under the protection of Chapter 11 of the Bankruptcy Code; other carriers being well hedged against rising fuel costs and able to better absorb the current high jet fuel prices; and, more recently, fare simplification efforts by certain carriers. We believe that our reduced pricing power will persist indefinitely and possibly permanently.

We compete with air carriers now or recently in bankruptcy, which may be a competitive disadvantage.
     We must compete with air carriers that have recently reorganized or are reorganizing under the protection of Chapter 11 of the Bankruptcy Code, including United Air Lines, the second largest air carrier, Delta Air Lines, Inc., or Delta, the third largest air carrier, and Northwest Air Lines, or Northwest, the fourth largest air carrier. It is possible that other competitors may seek to reorganize in or out of Chapter 11. With the recent Chapter 11 filings of Delta and Northwest, three out of the four largest U.S. air carriers are now operating under the protection of the Bankruptcy Code. We cannot reliably predict the outcome of these proceedings or the consequences of such a large portion of the airline industry’s capacity being provided by bankrupt air carriers. Successful completion of such reorganizations could present us with competitors with lower operating costs derived from renegotiated labor, supply, and financing contracts. In addition, historically air carriers involved in reorganizations have undertaken substantial fare discounting in order to maintain cash flows and enhance customer loyalty. Fare sales (including fare sales initiated by air carriers in reorganization) have been significant and widespread and have further lowered yields for all air carriers, including us. These competitive pressures may limit our ability to adequately price our services, may require us to further reduce our operating costs, and could have a material adverse impact on our business, financial condition and results of operations.
The airline industry is fiercely competitive and fares are at historically low levels.
     Service over almost all of our routes is highly competitive and fares remain at historically low levels. We face vigorous competition from major domestic airlines, national, regional, all-cargo and charter carriers, foreign air carriers, low-cost carriers, or LCCs, and, particularly on shorter segments, ground and rail transportation. Increasingly, we face significant competition from LCCs and marketing/operational alliances formed by our competitors. The percentage of routes on which we compete with carriers having substantially lower operating costs has grown significantly over the past decade, and we now compete with LCCs on most of our domestic network.
     Certain alliances have been granted immunity from anti-trust regulations by governmental authorities for specific areas of cooperation, such as joint pricing decisions. To the extent alliances formed by our competitors can undertake activities that are not available to us, our ability to effectively compete may be hindered.
     Pricing decisions are significantly affected by competition from other airlines. Fare discounting by competitors historically has had a negative effect on our financial results because we generally are required to match competitors’ fares because failing to match would provide even less revenue. More recently, we have faced increased competition from carriers with simplified fare structures, which are generally preferred by travelers. In addition, in January 2005, Delta implemented a U.S.-wide simplified fare structure initiative, which we matched in most domestic markets. No assurance can be given that any fare reduction or fare simplification initiative will be offset by increases in passenger traffic, a reduction in costs or changes in the mix of traffic that would improve yields.
We could be adversely affected by conflicts overseas or terrorist attacks.
     Prior to the war in Iraq, the increased threat of U.S. military involvement in overseas operations had a significant adverse impact on our business, financial position (including access to capital markets) and results of operations and on the airline industry in general. Furthermore, the war in Iraq had a significant adverse impact in international and domestic revenues and future bookings. The continuing conflict in Iraq or other conflicts or events in the Middle East or elsewhere may result in similar adverse impacts.
     The September 11, 2001 terrorist attacks had a material adverse impact on us. The occurrence of another terrorist attack (whether domestic or international and whether against us or another entity) would again have a material adverse impact on us, our finances and/or our operations.

Our insurance costs have increased substantially and further increases in insurance costs or reductions in coverage could have a material adverse impact on us.
     We carry insurance for public liability, passenger liability, property damage and all-risk coverage for damage to our aircraft. As a result of the terrorist attacks of September 11, 2001, aviation insurers significantly reduced the amount of insurance coverage available to commercial air carriers for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events (war-risk coverage). At the same time, these insurers significantly increased the premiums for aviation insurance in general. The U.S. government has agreed to provide commercial war-risk insurance for U.S. based airlines until December 31, 2005, covering losses to employees, passengers, third parties and aircraft. If the U.S. government does not extend the policy beyond December 31, 2005, we will attempt to purchase similar coverage with narrower scope from commercial insurers at an additional cost. To the extent this coverage is not available at commercially reasonable rates, our results of operations would be negatively affected. While the price of commercial insurance has declined in recent years, in the event commercial insurance carriers further reduce the amount of insurance coverage available to us, or significantly increase its cost, our operations and/or financial position and results of operations would be adversely affected.
We may be unable to retain our executives.
     Since the September 11, 2001 terrorist attacks, several key executives have elected to retire early or leave AMR and American for more financially favorable opportunities at other companies. There can be no assurance that we will be able to retain our key executives. Our inability to retain key executives, or attract and retain additional qualified executives, could have a negative impact on us.
Our business is subject to extensive government regulation.
     Airlines are subject to extensive domestic and international regulatory requirements. Many of these requirements result in significant costs. For example, the Federal Aviation Administration, or FAA, from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures. These requirements cover, among other things, McDonnell Douglas MD-80 metal-mylar insulation replacement, enhanced ground proximity warning systems, McDonnell Douglas MD-80 main landing gear piston improvements, Boeing 757 and Boeing 767 pylon improvements, Boeing 737 elevator and rudder improvements and Airbus A300 structural improvements. We expect to continue incurring expenses and capital expenditures to comply with these requirements and other FAA regulations.
     Our future results may vary based upon actions which the governmental agencies with jurisdiction over our operations may take, including the granting and timing of certain governmental approvals (including foreign government approvals) needed for codesharing alliances and other arrangements with other airlines, restrictions on competitive practices (such as court orders, or agency regulations or orders, that would curtail an airline’s ability to respond to a competitor), the adoption of regulations that impact customer service standards (such as new passenger security standards), and the adoption of more restrictive locally-imposed noise restrictions. Moreover, additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations, reduce the demand for air travel or restrict the way we conduct our business. For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. In addition, the ability of U.S. carriers to operate international routes is subject to change because the applicable arrangements between the United States and foreign governments may be amended from time to time, or because appropriate slots or facilities are not made available. Laws or regulations enacted in the future or other governmental actions may adversely affect our business and financial results.
We could be adversely affected by an outbreak of a disease that affects travel behavior.
     An outbreak of a disease that affects travel behavior, such as Severe Acute Respiratory Syndrome (SARS) or avian flu, could have a material adverse impact on our business, financial condition and results of operations.

Risk Factors Related to Common Stock
The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.
     Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock could fluctuate significantly for various reasons which include:
•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in earnings or recommendations by research analysts who track our common stock or the stock of other airlines;

•	changes in general conditions in the U.S. and global economy, financial markets or airline industry, including those resulting from changes in fuel prices or fuel shortages, war, incidents of terrorism or responses to such events; and

•	the other factors described in these “Risk Factors”.
     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.
We expect that the price of our common stock will be significantly affected by the availability of shares for sale in the market.
     The sale or availability for sale of substantial amounts of our common stock could adversely impact its price. Our certificate of incorporation authorizes us to issue 750,000,000 shares of common stock. On November 17, 2005, there were 166,644,284 shares of our common stock outstanding. Accordingly, a substantial number of shares of our common stock are available for sale under our certificate of incorporation.
     In addition, we maintain various plans providing for the grant of stock options, stock appreciation rights, restricted stock, deferred stock, stock purchase rights and other stock-based awards. As of October 31, 2005, under such plans approximately 65.7 million shares of common stock were subject to outstanding options, deferred stock awards and other stock-based awards. This includes approximately 30.9 million shares subject to options issued to employees (excluding officers) pursuant to the modified labor agreements entered into in April 2003. These options, which vest in equal installments over a three year period, expire in April 2013.
     Additionally, as of October 31, 2005, we had reserved for issuance approximately 32.0 million shares that are issuable upon conversion of our convertible notes.
USE OF PROCEEDS
     We estimate that the net proceeds of the offering will be approximately $223,080,000 (approximately $256,542,000 if the underwriter’s over-allotment option is exercised in full), after deducting the underwriter’s estimated discounts (without regard to the other expenses of the offering payable by us). We intend to use the net proceeds from this offering for general corporate purposes, including, among other possible uses, the repayment or repurchase of short-term or long-term debt or leasing obligations, the acquisition of aircraft by American or our other subsidiaries and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK
     Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “AMR”. The following table sets forth for the periods indicated below the high and low closing prices for our common stock as reported by the NYSE.

	High	Low
Fiscal Year Ended December 31, 2003

First Quarter	$6.95	$1.41

Second Quarter	11.32	3.00

Third Quarter	13.23	8.04

Fourth Quarter	14.90	11.21

Fiscal Year Ending December 31, 2004

First Quarter	$17.38	$10.63

Second Quarter	13.93	10.10

Third Quarter	11.89	6.97

Fourth Quarter	11.00	6.49

Fiscal Year Ending December 31, 2005

First Quarter	$11.04	$7.83

Second Quarter	14.16	10.11

Third Quarter	14.47	10.32

Fourth Quarter (through November 17, 2005).	17.69	11.08

     On November 17, 2005, there were 166,644,284 shares of our common stock outstanding.
     In March 2003, Standard and Poor’s removed our common stock from the S&P 500 index.
DIVIDEND POLICY
     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.
DESCRIPTION OF OUR COMMON STOCK
     See “Description of Capital Stock of AMR Corporation” in the accompanying prospectus for a summary description of the AMR common stock.
     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS
     The following summary discusses certain material U.S. federal income tax consequences to non-U.S. holders relating to the purchase, ownership and disposition of shares of our common stock. A “non-U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:
•	an individual who is neither a citizen nor a resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is not created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•	a trust unless (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
     This summary deals only with shares of common stock held as capital assets (generally, property held for investment). This summary does not address all of the U.S. federal income tax consequences that may be relevant to a non-U.S. holder of our common stock in light of its own particular circumstances, nor does it deal with special situations, such as:
•	tax consequences to non-U.S. holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, insurance companies, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” tax-exempt entities and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding shares of our common stock as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.
     The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences discussed herein. If a partnership holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the status and activities of the partnership. Prospective investors that are partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisers regarding the U.S. federal income tax considerations to them and their partners of holding our common stock.
     IF YOU ARE CONSIDERING THE PURCHASE OF SHARES OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Dividends on Common Stock
     If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s tax basis in our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN.
     If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis in the same manner as U.S. holders. Dividends received by a non-U.S. holder that is a corporation which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).
Sale or Other Disposition of Common Stock
     A non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax on gain realized on the sale or other disposition of our common stock unless:
•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

•	such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States (in which event a non-U.S. holder that is a corporation may also be subject to a branch profits tax at the rate of 30%, or a lower rate if provided by an applicable tax treaty); or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.
     We do not believe that we are a “U.S. real property holding corporation” nor do we presently anticipate that we will become one.
Information Reporting and Backup Withholding
     Generally, the amount of dividends on our common stock paid to a non-U.S. holder and the amount of any tax withheld from such dividends must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the non-U.S. holder is a resident under the provisions of an applicable tax treaty or agreement.
     Information reporting and backup withholding of U.S. federal income tax (currently at a rate of 28%) normally applicable to all U.S. persons will not apply to payments with respect to the common stock to a non-U.S. holder if such non-U.S. holder certifies under penalties of perjury that it is not a U.S. person or otherwise establishes an exemption and neither we nor our paying agent has actual knowledge or reason to know to the contrary.
     Payment of the proceeds of the sale of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee is not a U.S. person and the broker has no knowledge or reason to know to the contrary. Payments of the proceeds of a sale of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies it is not a U.S. person or otherwise establishes an exemption and neither we nor our paying agent has actual knowledge or reason to know to the contrary.
     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished on a timely basis to the IRS.
U.S. Federal Estate Tax
     Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States as specifically defined for U.S. federal estate tax purposes at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.
     Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the year 2010. The estate tax would be fully reinstated, as in effect prior to the reductions, for 2011 and thereafter unless further legislative action is taken.

UNDERWRITING
     We are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through UBS Securities LLC as the underwriter of this offering. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase 13,000,000 shares of common stock.
     The underwriting agreement provides that the underwriter must buy all of the shares if it buys any of them.
     Our common stock is offered subject to a number of conditions, including:
➢	receipt and acceptance of our common stock by the underwriter; and

➢	the underwriter’s right to reject orders in whole or in part.
     We have been advised by the underwriter that it intends to make a market in our common stock but that it is not obligated to do so and may discontinue making a market at any time without notice.
     In connection with this offering, the underwriter or securities dealers may distribute prospectus supplements and the accompanying prospectuses electronically.
Over-Allotment Option
     We have granted the underwriter a one-time option to buy up to an aggregate of 1,950,000 additional shares of our common stock. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriter has 30 days from the date of this prospectus supplement to exercise this option.
Commissions and Discounts
     Shares sold by the underwriter to the public are being offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.02 per share from the public offering price. Sales of shares made outside of the United States may be made by affiliates of the underwriter.
     If all the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the price and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriter has informed us that it does not expect discretionary sales to exceed 5% of the shares of our common stock to be offered.
     The following table shows the per share and total underwriting discounts and commissions that the underwriter will receive assuming both no exercise and full exercise of the underwriter’s option to purchase up to an additional 1,950,000 shares.

	No exercise	Full exercise

Per share	$0.09	$0.09
Total	$1,170,000	$1,345,500
     We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $225,000.

     In compliance with NASD guidelines, the maximum compensation to the underwriter in connection with the sale of the shares of common stock pursuant to this prospectus supplement and the accompanying prospectus will not exceed 8% of the total offering price to the public of the shares of common stock as set forth on the cover page of this prospectus supplement. It is anticipated that such maximum compensation will be significantly less than 8%.
No Sales of Similar Securities
     We have agreed that we will not, subject to certain exceptions stated in the underwriting agreement, without the prior consent of UBS Securities LLC, offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, or file any registration statement with the SEC in respect of such common stock or securities (other than a shelf registration statement under Rule 415); or enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of our common stock or any securities convertible into, or exchangeable or exercisable for, or repayable with our common stock, whether any such swap or transaction is to be settled by delivery of our shares of common stock or such other securities, in cash or otherwise. These restrictions will be in effect for a period of 30 days from November 17, 2005. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from these restrictions.
Indemnification
     We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.
Listing
     Our common stock is listed on the NYSE under the trading symbol “AMR”.
Price Stabilization, Short Positions
     In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:
➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.
     Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
     The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which it may purchase shares through the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
     As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
Affiliations
     The underwriter and its affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us for which they will be entitled to receive separate fees.
U.K. Stabilization
     In connection with this issue, the underwriter may over-allot or effect transactions for a limited period with a view to supporting the market price of the common stock at a level higher than that which might otherwise prevail. However, there may be no obligation on the underwriter (or any agent of the underwriter) to do this. Such stabilizing, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.
NOTICES TO INVESTORS
No Public Offering Outside the United States
     No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to AMR or the common stock in any jurisdiction where action for that purpose is required. Accordingly, the common stock may not be offered or sold, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus nor any other offering material or advertisements in connection with the common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy in any jurisdiction where such offer or solicitation would be unlawful. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to this offering, the distribution of this prospectus supplement and the accompanying prospectus and resale of the common stock.
European Economic Area
     In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:
(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
     As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     The EEA selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
     Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement and the accompanying prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.
France
     No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of our common stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no common stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or corporate investors meeting one of the four criteria provided in Article 1 of Decree N° 2004-1019 of September 28, 2004 and belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus supplement and the accompanying prospectus or any other materials related to the offer or information contained therein relating to our common stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any common stock acquired by any Permitted Investors may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder.

Italy
     The offering of shares of our common stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, shares of our common stock may not and will not be offered, sold or delivered, nor may or will copies of this prospectus supplement and the accompanying prospectus or any other documents relating to shares of our common stock or the offering be distributed in Italy other than to professional investors (operatori qualificati), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (“Regulation No. 11522”).
     Any offer, sale or delivery of shares of our common stock or distribution of copies of this prospectus supplement and the accompanying prospectus or any other document relating to shares of our common stock or the offering in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Legislative Decree No. 58 of February 24, 1998, as amended, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
     Any investor purchasing shares of our common stock in the offering is solely responsible for ensuring that any offer or resale of shares of common stock it purchased in the offering occurs in compliance with applicable laws and regulations.
     This prospectus supplement and the accompanying prospectus and the information contained herein are intended only for the use of its recipient and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.
     In addition to the above (which shall continue to apply to the extent not inconsistent with the implementing measures of the Prospective Directive in Italy), after the implementation of the Prospectus Directive in Italy, the restrictions, warranties and representations set out under the heading “European Economic Area” above shall apply to Italy.
Spain
     Neither the common stock nor this prospectus supplement and the accompanying prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission (Comisión Nacional del Mercado de Valores). Accordingly, our common stock may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of articles 30bis of the Spanish Securities Markets Law of 28 July 1988 (Ley 24/1988, de 28 de Julio, del Marcado de Valores), as amended and restated, and supplemental rules enacted thereunder.
Sweden
     This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act (lagen (1991:980) om handel med finasiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

Switzerland
     The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus supplement and the accompanying prospectus may not be copied, reproduced, distributed or passed on to others without the underwriter’s prior written consent. This prospectus supplement and the accompanying prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus supplement and the accompanying prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.
Stamp Taxes and Other Charges
     Purchasers of the common stock offered by this prospectus supplement may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus supplement.
NOTICE TO CANADIAN RESIDENTS
Resale Restrictions
     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Québec and Prince Edward Island (the “Private Placement Provinces”). Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. These resale restrictions may in some circumstances apply to resales made outside of Canada. Purchasers are advised to seek legal advice prior to any resale of the common stock.
Representations of Purchasers
     By purchasing the common stock in Canada and accepting a purchase confirmation a purchaser is deemed to have represented to us and the dealer from whom the purchase confirmation is received that the purchaser: (a) is resident in one of the Private Placement Provinces and is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws and, in the case of purchasers in provinces other than Ontario, without the services of a dealer registered pursuant to those securities laws; (b) has reviewed and acknowledges the terms referred above under the heading “Resale Restrictions”; (c) if in Ontario is an “accredited investor” as defined in National Instrument 45-106 (“NI 45-106”), and is not an individual unless purchasing from a fully registered dealer within the meaning of Section 204 of the Regulation to the Securities Act (Ontario), and is not a person created or being used solely to purchase or hold securities as an accredited investor; (d) if in Quebec, British Columbia, Alberta, Saskatchewan, Manitoba or Prince Edward Island is an “accredited investor” as defined in NI 45-106 and is not a person created or being used solely to purchase or hold securities as an accredited investor; and (e) is either purchasing common stock as principal for its own account, or is deemed to be purchasing common stock as principal for its own account in accordance with the applicable securities laws of the province in which such purchaser is resident, by virtue of being either (i) a designated trust company; (ii)

a designated insurance company; (iii) a portfolio manager; or (iv) another entity similarly deemed by those laws to be purchasing as principal for its own account when purchasing on behalf of other beneficial purchasers.
Rights of Action — Ontario Purchasers Only
     Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us in the event that this prospectus supplement contains a misrepresentation unless, the prospective purchaser is a Canadian financial institution set forth in section 6.2(2) of the Ontario Securities Commission Rule 45-501.
     A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares of common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.
Enforcement of Legal Rights
     All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.
Taxation and Eligibility for Investment
     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.
LEGAL OPINIONS
     The validity of the common stock will be passed upon for us by Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY, 10022 and for the underwriter by Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY, 10022.
EXPERTS
     The consolidated financial statements of AMR and American appearing in AMR’s and American’s Annual Reports on Form 10-K for the year ended December 31, 2004 (including schedules appearing therein), and AMR and American management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We and American file annual, quarterly and special reports, proxy statements (in the case of AMR only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0102. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.
     We “incorporate by reference” in this prospectus supplement certain documents that we and American file with the SEC, which means:
•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus supplement; and

•	information that we and American file later with the SEC will automatically update and supersede this prospectus supplement.
     We incorporate by reference the documents listed below and all documents that AMR or American files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and until completion of the offering of common stock offered under this prospectus supplement, other than current reports (or portions thereof) furnished under Items 2.02 or 7.01 of Form 8-K:
•	Annual Reports of AMR and of American on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports of AMR and American on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports of AMR on Form 8-K filed on January 5, 2005, January 19, 2005, February 4, 2005 (two reports filed on this date), March 3, 2005, March 29, 2005, April 5, 2005, May 4, 2005, June 3, 2005, June 22, 2005, June 24, 2005 (8-KA), July 6, 2005, July 20, 2005 (two reports filed on this date), August 3, 2005, September 7, 2005, September 22, 2005, October 4, 2005 (September traffic report), November 4, 2005 (October traffic report) and November 10, 2005; and

•	Current Reports of American on Form 8-K filed on January 5, 2005, January 19, 2005, February 4, 2005 (two reports filed on this date), March 3, 2005, March 29, 2005, April 5, 2005, May 4, 2005, June 3, 2005, June 22, 2005, June 24, 2005 (8-KA), July 6, 2005, July 20, 2005 (two reports filed on this date), August 3, 2005, September 7, 2005, September 22, 2005, October 4, 2005, November 4, 2005 and November 10, 2005.
     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:
Corporate Secretary
AMR Corporation
P.O. Box 619616, Mail Drop 5675
Dallas/Fort Worth Airport, Texas 75261-9616
(817) 967-1254

PROSPECTUS

$3,000,000,000

AMR Corporation

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

     By this prospectus, we may offer from time to time up to $3,000,000,000 of any combination of the securities described in this prospectus.

     We will provide specific terms of the securities in a prospectus supplement to this prospectus. A prospectus supplement may also change or update information contained in this prospectus.

     Before you invest in any of these securities, you should carefully read this prospectus, including the documents and other information we have referred to under the heading “Where You Can Find More Information”, and the prospectus supplement relating to the specific issue of securities.

     We will not use this prospectus to confirm sales of any of our securities unless it is attached to a prospectus supplement.

     Unless we state otherwise in a prospectus supplement, we will not list any of these securities on any securities exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2003

     You should rely only on the information contained in this prospectus or any applicable prospectus supplement and those documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or in any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus or any prospectus supplement nor any distribution of securities pursuant to this prospectus or any prospectus supplement shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus or such prospectus supplement by reference or in our affairs since the date of this prospectus or such prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we and our subsidiary, American Airlines, Inc., filed jointly with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus from time to time using this prospectus together with a prospectus supplement. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change information contained in this prospectus through one or more prospectus supplements to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information”.

     This prospectus does not contain all of the information set forth in the registration statement that we filed with the SEC or in the exhibits to that registration statement. For further information about AMR Corporation, American Airlines, Inc., or the securities, you should refer to that registration statement and its exhibits. Statements contained in this prospectus or in any prospectus supplement as to the contents of any contract or other document are not necessarily complete, and you should review the full text of those contracts and other documents.

     The registration statement that we filed with the SEC relating to the securities can be obtained from the SEC, as described below under “Where You Can Find More Information”.

     In this prospectus, references to “AMR”, the “Company”, “we”, “us” and “our” refer to AMR Corporation.

WHERE YOU CAN FIND MORE INFORMATION

     We and American Airlines, Inc. file annual, quarterly and special reports, proxy statements (in the case of AMR Corporation only) and other information with the SEC. This information may be read and copied at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

     We “incorporate by reference” in this prospectus certain documents that we and American Airlines, Inc. file with the SEC, which means:

•	we can disclose important information to you by referring you to those documents;

•	information incorporated by reference is considered to be part of this prospectus, even though it is not repeated in this prospectus; and

•	information that we and American Airlines, Inc. file later with the SEC will automatically update and supersede this prospectus.

     We incorporate by reference the documents listed below and all documents that AMR or American Airlines, Inc. files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act”) after the date of this prospectus and until the offering of all the securities hereunder has been completed, other than current reports (or portions thereof) furnished under Items 9 or 12 of Form 8-K:

•	Annual Reports of AMR and of American Airlines, Inc. on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports of AMR and American Airlines, Inc. on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Current Reports of AMR on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003 (Report with respect to labor matters), April 23, 2003, April 25, 2003, May 2, 2003, June 11, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003, October 22, 2003 and October 24, 2003 (8-K/A); and

•	Current Reports of American Airlines, Inc. on Form 8-K filed on January 22, 2003, April 1, 2003 (two Reports filed on this date), April 17, 2003, April 23, 2003, April 25, 2003, June 12, 2003, June 25, 2003, July 3, 2003 (8-K/A), July 16, 2003, August 1, 2003 and October 22, 2003.

     You may obtain a copy of these filings (other than their exhibits, unless those exhibits are specifically incorporated by reference in the filings) at no cost by writing or telephoning us at the following address:

Corporate Secretary
AMR Corporation
P.O. Box 619616, Mail Drop 5675
Dallas/Fort Worth Airport, Texas 75261-9616
(817) 967-1254

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act which represent our expectations or beliefs concerning future events. When used in this prospectus and in documents incorporated herein by reference, the words “believes”, “expects”, “plans”, “anticipates”, and similar expressions are intended to identify forward-looking statements.

     Forward-looking statements include, without limitation, our expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs, expectations as to future financing needs, overall economic conditions and plans and objectives for future operations, the impact on us of the events of September 11, 2001 and of our results of operations for the past two years and the sufficiency of our financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed, or assured.

     All forward-looking statements in this prospectus and the documents incorporated by reference are based upon information available to us on the date of this prospectus or such document. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause actual results to differ materially from our expectations.

     The following factors, in addition to those discussed under the caption “Risk Factors” in each prospectus supplement and other possible factors not listed, could cause our actual results to differ materially from those expressed in forward-looking statements: the uncertain financial and business environment we face, the struggling economy, high fuel prices and the availability of fuel, the residual effects of the war in Iraq, conflicts in the Middle East, historically low fare levels and the general competitive environment, our ability to implement our restructuring program and the effect of the program on our operational performance and service levels, uncertainties with respect to our international operations, changes in our business strategy, actions by U.S. or foreign government agencies, the possible occurrence of additional terrorist attacks, another outbreak of SARS, our or American Airlines, Inc.’s inability to satisfy existing liquidity requirements or other covenants in certain of our or American Airlines, Inc.’s credit agreements and the availability of future financing.

     Additional information concerning these and other factors is contained in our and American Airlines, Inc.’s SEC filings, including but not limited to our and American Airlines, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002.

THE COMPANY

     AMR Corporation was incorporated in October 1982. AMR’s operations fall almost entirely in the airline industry. AMR’s principal subsidiary, American Airlines, Inc., was founded in 1934. On April 9, 2001, American Airlines, Inc. (through a wholly owned subsidiary, TWA Airlines LLC (“TWA LLC”)) purchased substantially all of the assets and assumed certain liabilities of Trans World Airlines, Inc. (“TWA”), the eighth largest U.S. carrier. American Airlines, Inc., including TWA LLC (collectively, “American”), is the largest scheduled passenger airline in the world. At the end of 2002, American provided scheduled jet service to more than 152 destinations throughout North America, the Caribbean, Latin America, Europe and the Pacific. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.

     In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of AMR, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (collectively the "American Eagle Carriers”). In addition, American contracts with two independently owned regional airlines which do business as the “AmericanConnection” (the “AmericanConnection Carriers”). The American Eagle Carriers and the AmericanConnection Carriers provide connecting service from eight of American’s high-traffic cities to smaller markets throughout the United States, Canada, the Bahamas and the Caribbean.

     AMR Investment Services, Inc., a wholly-owned subsidiary of AMR (“AMR Investment”), is responsible for the investment and oversight of the assets of AMR’s defined benefit and defined contribution plans, as well as its short-term investments.

     The postal address for AMR’s and American’s principal executive offices is P.O. Box 619616, Dallas/Fort Worth Airport, Texas 75261-9616 (Telephone: 817-963-1234). AMR’s Internet address is http://www.amrcorp.com. Information on AMR’s website is not incorporated into this prospectus and is not a part of this prospectus.

     AMR conducts all of its business through its wholly owned operating subsidiaries, including American Airlines, Inc. AMR does not maintain a borrowing facility and is dependent on the cash flow generated by the operations of its subsidiaries and on dividends and other payments to it from its subsidiaries to meet its liquidity needs and obligations, including obligations with respect to debt securities, dividends on capital stock and other obligations on the securities described in this prospectus. American Airlines, Inc. is a separate and distinct legal entity and although it may unconditionally guarantee AMR’s obligations with respect to one or more of securities described in this prospectus, due to limitations and restrictions in its debt instruments, it may be unable to pay any amounts due on such guarantee or to provide AMR with funds for AMR’s payment obligations on such securities, by dividend, distribution, loan or other payment. Future borrowings by AMR, American Airlines, Inc. and AMR’s other subsidiaries may include additional restrictions. In addition, under applicable state law, American Airlines, Inc. and AMR’s other subsidiaries may be limited in the amounts they are permitted to pay as dividends on their capital stock.

     The securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will represent unsecured senior obligations and rank equal in right of payment with all the existing and future unsecured and unsubordinated indebtedness of AMR and American Airlines, Inc., respectively. In the event of any distribution or payment of assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding involving AMR or American Airlines, Inc., holders of secured indebtedness will have a prior claim to those assets that constitute their collateral. In addition, the securities described in this prospectus and any guarantee by American Airlines, Inc. with respect to any such securities will be “structurally subordinated” to all existing and future liabilities (including debt and trade payables) of the existing and future subsidiaries of AMR (other than American Airlines, Inc. to the extent of such guarantee) and American Airlines, Inc., respectively. Such subordination occurs because, as a general matter, claims of creditors of a subsidiary which is not a guarantor of parent company debt, including trade creditors, will have priority with respect to the assets and earnings of the subsidiary over the claims of creditors of its parent company.

RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of AMR and of American for the periods indicated:

	Year ended December 31,
						Nine Months ended
	1998	1999	2000	2001	2002	September 30, 2003
Ratio of Earnings to Fixed Charges
AMR	2.55	1.72	1.87	(1)	(3)	(5)
American	2.82	1.95	2.07	(2)	(4)	(6)

     (1) For the year ended December 31, 2001, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $2,900 million to achieve a ratio of earnings to fixed charges of 1.0.

     (2) In April 2001, the board of directors of American approved the unconditional guarantee by American (the “American Guarantee”) of the existing debt obligations of AMR. As such, as of December 31, 2001, American unconditionally guaranteed through the life of the related obligations approximately $676 million of unsecured debt and approximately $573 million of secured debt. The impact of these unconditional guarantees is not included in the above computation. For the year ended December 31, 2001, earnings were not sufficient to cover fixed charges. American needed additional earnings of $2,584 million to achieve a ratio of earnings to fixed charges of 1.0.

     (3) For the year ended December 31, 2002, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $3,946 million to achieve a ratio of earnings to fixed charges of 1.0.

     (4) At December 31, 2002, American’s exposure under the American Guarantee was approximately $636 million with respect to unsecured debt and approximately $538 million with respect to secured debt. For the year ended December 31, 2002, earnings were not sufficient to cover fixed charges. American needed additional earnings of $3,749 million to achieve a ratio of earnings to fixed charges of 1.0.

     (5) For the nine months ended September 30, 2003, AMR earnings were not sufficient to cover fixed charges. We needed additional earnings of $1,171 million to achieve a ratio of earnings to fixed charges of 1.0.

     (6) At September 30, 2003, American’s exposure under the American Guarantee was approximately $936 million with respect to unsecured debt and approximately $503 million with respect to secured debt. For the nine months ended September 30, 2003, earnings were not sufficient to cover fixed charges. American needed additional earnings of $1,239 million to achieve a ratio of earnings to fixed charges of 1.0.

     For purposes of the table, “earnings” represents consolidated income from continuing operations before income taxes, extraordinary items, cumulative effect of accounting change and fixed charges (excluding interest capitalized). “Fixed charges” consists of interest expense (including interest capitalized), amortization of debt expense and the portion of rental expense we deem representative of the interest factor.

     Our ratio of earnings to combined fixed charges and preferred stock dividends has been the same as the ratio of earnings to fixed charges for each of the above periods because we have not had any shares of preferred stock outstanding during the last five years and have, therefore, not paid any dividends on preferred stock.

USE OF PROCEEDS

     Except as we may describe otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be available for general corporate purposes, including, among other possible uses, the repayment of short-term or long-term debt or lease obligations, the acquisition of aircraft by American Airlines, Inc. or our other subsidiaries and other capital expenditures. We may also use the proceeds for temporary investments until we need them for general corporate purposes.

DIVIDEND POLICY

     We have paid no cash dividends on our common stock and have no current intention of doing so. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

DESCRIPTION OF DEBT SECURITIES

Introduction

     We may elect to offer unsecured debt securities. We will issue the debt securities in one or more series under an indenture, which we refer to as the “indenture”, to be entered into between us and Wilmington Trust Company, as trustee. The debt securities will rank equal in right of payment with all of our other unsecured, unsubordinated indebtedness. The debt securities may include debentures, notes or other kinds of unsecured debt obligations. The amount of debt securities that we can issue under the indenture is unlimited.

     The description of the terms of the debt securities and indenture in this prospectus is a summary. When we offer to sell a series of debt securities, we will summarize in a prospectus supplement the particular terms of such series of debt securities that we believe will be the most important to your decision to invest in such series of debt securities. As the terms of such series of debt securities may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the debt securities, and the indenture, and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of debt securities of such series. There may be other provisions in such debt securities and the indenture that are also important to you. You should carefully read these documents for a full description of the terms of such debt securities. The indenture is filed as an exhibit to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the indenture.

     In this description, we include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in any prospectus supplement, such sections or defined terms are incorporated by reference here or in the prospectus supplement.

     The debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities will mean that you will be one of AMR’s unsecured creditors. See “The Company”. Unless we tell you otherwise in an applicable prospectus supplement, the indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. In addition, unless we tell you otherwise in an applicable prospectus supplement, the indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of debt, securing our debt or the issuance or repurchase of our debt securities, or any covenants or other provisions to afford protection to holders of debt securities in the event of a highly leveraged transaction or a change in control.

Specific Terms of Debt Securities

     We may issue the debt securities in one or more series through an indenture that supplements the indenture or through a resolution of our board of directors or an authorized committee of our board of directors.

     A prospectus supplement will describe specific terms relating to the series of debt securities then being offered. These terms may include some or all of the following:

•	the title and type of such debt securities;

•	any limit on the total principal amount of such debt securities;

•	the date or dates on which the principal of such debt securities will be payable, or the method of determining and/or extending such date(s), and the amount or amounts of such principal payments;

•	the date or dates from which any interest will accrue, or the method of determining such date(s);

•	any interest rate or rates (which may be fixed or variable) that such debt securities will bear, or the method of determining or resetting such rate or rates, and the interest payment dates (if any) for such debt securities;

•	the circumstances, if any, in which payments of principal, premium, if any, or interest on such debt securities may be deferred;

•	the place or places where any principal, premium or interest payments may be made;

•	any optional redemption or other early payment provisions, including the period(s) within which, the price(s) at which, the currency or currencies (including currency units) in which, and the terms and conditions upon which, AMR may redeem or prepay such debt securities;

•	any provisions obligating AMR to repurchase or otherwise redeem such debt securities pursuant to sinking fund or analogous provisions, upon the occurrence of a specified event or at the holder’s option;

•	if other than $1,000 denominations, the denominations in which such debt securities are issuable;

•	the amount of discount, if any, with which such debt securities will be issued;

•	if other than U.S. dollars, the currency, composite currency or currency units of payment of principal, premium, if any, and interest on such debt securities or in which the debt securities are denominated;

•	if applicable, the time period within which, the manner in which and the terms and conditions upon which a holder of a debt security can select the payment currency;

•	any index, formula or other method to be used for determining the amount of any payments on such debt securities;

•	if other than the outstanding principal amount, the amount that will be payable if the maturity of such debt securities is accelerated, or the method of determining such amount;

•	the person to whom any interest on such debt securities will be payable (if other than the registered holder of such debt securities on the applicable record date) and the manner in which it shall be payable;

•	any changes to or additional events of default or covenants;

•	any additions or changes to the indenture relating to a series of debt securities necessary to permit or facilitate issuing the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•	any provisions for the payment of additional amounts on debt securities, including additional amounts on debt securities held by non-U.S. persons in respect of taxes or similar charges withheld or deducted, and for the optional redemption of such debt securities in lieu of paying such additional amounts;

•	any provisions modifying the defeasance or covenant defeasance provisions that apply to such debt securities;

•	whether such debt securities will be issued in whole or in part in the form of one or more temporary or global securities, and, if so, the identity of the depositary for such global security or securities;

•	if temporary global debt securities are issued, any special terms and conditions for payments thereon and for exchanges or transfers of beneficial interests therein;

•	appointment of any paying agent(s);

•	the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash or property of AMR or any other person and any changes to the indenture to permit or facilitate such conversion or exchange;

•	if other than the laws of New York, the law governing such debt securities and the extent to which such other law governs;

•	whether an American Airlines, Inc. guarantee will apply to such debt securities and, if so, the material terms thereof; and

•	any other special terms of such debt securities.

(Section 3.1 of the indenture)

     Debt securities may also be issued under the indenture upon the exercise of warrants or delivery upon settlement of stock purchase contracts. See “Description of Warrants” and “Description of Stock Purchase Contracts and Stock Purchase Units”.

     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will not be listed on any securities exchange.

     Unless we tell you otherwise in the applicable prospectus supplement, debt securities will be issued in fully registered form without coupons. If debt securities of any series are issued in bearer form, the applicable prospectus supplement will describe special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to such debt securities and to payments on and transfer and exchange of such debt securities. Bearer debt securities generally will be transferable by delivery. (Section 3.5 of the indenture) The indenture refers to the bearer of a bearer debt security as the “holder” of that debt security. (Section 1.1 of the indenture)

     One or more series of debt securities may be sold at a substantial discount below their stated principal amount. Such a series of debt securities is issued at an “original issue discount”. Typically, a debt security that is issued at an “original issue discount” will not bear interest or will bear interest at an interest rate that is below the market interest rate at the time of issuance. If we issue debt securities at an “original issue discount”, the applicable prospectus supplement will describe certain special federal income tax and other considerations applicable to such debt securities.

     If the purchase price of any debt securities is payable in foreign currencies, composite currencies or currency units, if any debt securities are denominated in foreign currencies, composite currencies or currency units, or if any debt securities are payable in foreign currencies, composite currencies or currency units, the applicable prospectus supplement will describe the special restrictions, elections and other specific terms and federal income tax considerations and certain other important information, with respect to such debt securities and such foreign currencies, composite currencies or currency units.

     The principal, premium, interest or other payments on debt securities may be determined by reference to an index, formula or other method. Such an index, formula or other method may be based, without limitation, on the price of one or more commodities, derivatives or securities; a commodities, derivatives, securities exchange or other index; a foreign currency or currencies or one or more composite currencies or currency units; or any other variable or variables or any relationship between any variables or combination of variables. Holders of such debt securities may receive a principal payment or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable index, formula or other factor or changes in any applicable variable or variables. If we issue debt securities the payments on which are based on such an index, formula or other method, the applicable prospectus supplement will describe that index, formula or other method and other specific terms and certain special federal income tax and other considerations applicable to such debt securities.

     One or more series of debt securities may be variable rate debt securities that may be exchangeable for fixed rate debt securities, or fixed rate debt securities exchangeable for variable rate debt securities. The applicable prospectus supplement will describe specific terms, federal income tax considerations and certain other important information.

     We may issue debt securities of a particular series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series.

     Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Registered Securities

     As noted above, unless we tell you in a prospectus supplement that the specific debt securities described in that prospectus supplement are bearer debt securities, the debt securities will be “registered securities”. We and the trustee may treat the person in whose name a registered debt security is registered under any indenture as the owner of that debt security for all purposes, including for the purpose of receiving payments on that debt security. (Section 3.8 of the indenture) The indenture refers to each person in whose name a registered debt security is registered as the “holder” of that debt security. (Section 1.1 of the indenture)

     Except as described below under “Global Debt Securities” or in the applicable prospectus supplement, a holder can exchange or transfer debt securities in registered form at the office of the trustee. Initially, the trustee will act as our agent for registering such debt securities in the names of holders and transferring such debt securities. We may appoint another entity at any time to perform this role or we may perform it ourselves. The entity performing the role of maintaining the list of registered holders and performing transfers is called the “registrar”. (Sections 3.5 and 9.2 of the indenture)

     Unless we tell you otherwise in the applicable prospectus supplement, a holder seeking to transfer or exchange a registered debt security will not be required to pay a service charge to us, the registrar or the trustee, but such holder may be required to pay any tax or other governmental charge associated with the transfer or exchange. (Section 3.5 of the indenture)

     If you are not the holder of any debt securities in registered form, your rights relating to those debt securities will be governed in part by applicable laws and by the account rules and policies of the broker, bank or financial intermediary through which you invest in such debt securities and any other financial intermediary that holds interests directly or indirectly in such debt securities (including any depositary referred to below under “Global Debt Securities”). None of AMR, American Airlines, Inc. or the trustee has any responsibility for the account rules, policies, actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in a debt security in registered form.

     If you are not the holder of any debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments, and whether you will be able to provide instructions as to how such broker, bank or other financial intermediary should exercise the rights of a “holder” under the indenture.

Global Debt Securities

     We may specify in the applicable prospectus supplement that the debt securities of a series will be issued in the form of fully registered global securities (“registered global securities”). Registered global securities will be registered in the name of a financial institution we select. This financial institution, which will be the sole direct holder of the registered global securities, is called the “depositary”. We will identify any depositary in the applicable prospectus supplement. Any person wishing to own a debt security represented by a registered global security must do so indirectly by virtue of an account with a broker, bank or other financial intermediary that in turn has an account with the depositary, or with another financial intermediary that itself has an account with the depositary. The debt securities represented by the registered global securities may not be transferred to the name of any other holder unless the special circumstances described below occur.

     Special Investor Considerations for Registered Global Securities. Our obligations with respect to registered global securities, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons who are registered holders of those debt securities. For example, once a payment on a registered global security is made to the depositary, as sole holder of that registered global security, neither we nor the trustee has any further responsibility for that payment even if it is not passed along to the correct owners of the beneficial interests in that registered global security.

     As long as the debt securities are represented by registered global securities:

•	You cannot have debt securities registered in your name under the indenture.

•	You cannot receive physical certificates from us for your interest in the debt securities.

•	You must look to your own bank or broker or other financial intermediary for payments on the debt securities.

•	You will have no rights as a “holder” under the indenture. This means that, among other things, you will have no right to give any direction, approval or instruction directly to the trustee under the indenture.

•	You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates.

•	The depositary’s policies will govern payments, transfers, exchanges and other matters relating to the registered global security. AMR, American Airlines, Inc. and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the registered global security. AMR, American Airlines, Inc. and the trustee also do not supervise the depositary in any way. In addition, AMR, American Airlines, Inc. and the trustee have no responsibility for the actions or records of any broker, bank or other financial intermediary through which you hold (directly or indirectly) your beneficial interest in the registered global security.

•	Payment for purchases and sales in the market for corporate debentures and notes is generally made in next-day funds. In contrast, the depositary will usually require that interests in a registered global security be purchased or sold within its system using same-day funds. This difference could have some effect on how registered global security interests trade, but we do not know what that effect will be.

     You should consult the broker, bank or other financial intermediary through which you invest in debt securities represented by registered global securities for information on your rights in respect of such debt securities. In particular, you should ask how you will receive payments and whether you will be able to provide instructions as to how the depositary should exercise the rights of a “holder” under the indenture.

     Special Situations When a Registered Global Security Will Be Terminated. In the special situations described in the next paragraph, a registered global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, we believe that you likely will be able to choose whether to hold debt securities directly in your own name or indirectly through an account at a bank or broker or other financial intermediary. However, when a registered global security terminates, the depositary (and not AMR, American Airlines, Inc. or the trustee) will be responsible for determining the names of the institutions that will be the initial direct holders of the debt securities. You must consult your own bank or broker or other financial intermediary at such time to find out how to have your interests in debt securities transferred to your own name, if you wish to become a direct holder.

     The special situations for termination of a registered global security are:

•	When the depositary notifies us that it is unwilling, unable or no longer qualifies to continue as depositary (unless a replacement depositary is named).

•	When we determine not to have any of the debt securities of a series represented by a registered global security and notify the trustee of our decision.

(Section 3.5 of the indenture) In addition, a prospectus supplement may list situations for terminating a registered global security that would apply only to the particular series of debt securities covered by that prospectus supplement.

     Bearer Global Securities. The debt securities of a series may also be issued wholly or partially in the form of one or more bearer global securities (“bearer global securities”) that will be deposited with a depositary, or with a nominee for such depositary, identified in the applicable prospectus supplement. Any such bearer global securities may be issued in temporary or permanent form. (Sections 3.4 and 3.5 of the indenture) The applicable prospectus supplement will describe the specific terms and procedures, including the depositary arrangement, with respect to any portion of a series of debt securities to be represented by bearer global securities.

Payments

     Unless we tell you otherwise in the applicable prospectus supplement, we will generally deposit interest, principal and any other money due on the debt securities, in the designated currency, with the trustee, and the trustee will act as our agent for making payments on the debt securities. We may change this appointment to another entity or perform this role ourselves. The entity performing the role of making payments is called the “paying agent”. We may, at our option, make any interest payments on debt securities in registered form by having the trustee mail checks or make wire transfers to the registered holders listed in the registrar’s records. (Sections 3.7(a) and 9.2 of the indenture) If you are not the holder of any debt securities in registered form, you must make your own arrangements with the bank, broker or other financial intermediary through which you invest in such debt securities to receive payments.

     Unless we tell you otherwise in the applicable prospectus supplement, interest, if any, will be payable to each holder listed in the registrar’s records at the close of business on a particular day in advance of each due date for interest, even if such holder no longer owns the debt security on the interest due date. That particular day is called the “record date” and will be stated in the prospectus supplement. (Section 3.7(a) of the indenture) Persons buying and selling debt securities between a record date and an interest payment date must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the registered holder on the record date.

     Unless we tell you otherwise in the applicable prospectus supplement, interest payable on any debt security in registered form that is not punctually paid or duly provided for on any interest payment date will cease to be payable to the holder in whose name such debt security is registered on the relevant record date. Such defaulted interest will instead be payable to the person in whose name such debt security is registered on the special record date or other specified date determined in accordance with the indenture. (Section 3.7(b) of the indenture)

     We will make payments on debt securities in bearer form in the currency and in the manner designated in the applicable prospectus supplement, subject to any relevant laws and regulations, at such paying agencies outside the United States as we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement.

     Unless we tell you otherwise in the applicable prospectus supplement, if any payment date is not a business day, payments scheduled to be made on such payment date may be made on the next succeeding business day without additional interest.

     We may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place of payment designated for such series and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of such series and any related coupons may be presented and surrendered for payment. (Section 9.2 of the indenture)

     Unless we tell you otherwise in the applicable prospectus supplement, any moneys or governmental obligations (including the proceeds thereof) deposited with the trustee or any paying agent, or then held by us in trust, for the payment of the principal of, premium, if any, or interest or other amounts on any debt security that remains unclaimed for two years after such principal, premium, if any, or interest or other amounts has become due and payable will, at our request, be repaid to us. After repayment to us, holders of such debt securities will be entitled to seek payment only from us as a general unsecured creditor.

Notices

     AMR and the trustee will send notices regarding debt securities in registered form only to registered holders, using their addresses as listed in the registrar’s records. If you are not the holder of debt securities in registered form, you should consult the broker, bank or other financial intermediary through which you invest in such debt securities for information on how you will receive such notices. Holders of bearer debt securities will be notified by publication as described in the prospectus supplement relating to such debt securities. (Section 1.6 of the indenture)

Redemption

     Unless we state otherwise in an applicable prospectus supplement, debt securities will not be subject to any sinking fund.

     The redemption features, if any, of any series of debt securities will be described in the applicable prospectus supplement. We may redeem debt securities in denominations larger than $1,000 but, unless we state otherwise in an applicable prospectus supplement, only in integral multiples of $1,000

     Unless we state otherwise in an applicable prospectus supplement, we will mail notice of any redemption of debt securities at least 15 days but not more than 60 days before the redemption date to the holders. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or the portions called for redemption.

Consolidation, Merger or Sale by AMR

     The indenture generally permits AMR to consolidate or merge with or into another entity and to sell or otherwise dispose of all or substantially all of its assets. However, we may not take any of these actions unless all the following conditions are met:

•	where we merge out of existence or sell or otherwise dispose of our assets, the other entity must be a corporation, limited liability company, partnership, trust or other person organized and existing under the laws of the United States of America or a State thereof, and it must agree to be legally responsible for all of AMR’s obligations under the debt securities and the indenture;

•	the transaction must not cause a default on the debt securities and AMR must not already be in default (for this purpose, a “default” is an event that with notice or passage of time would become an event of default); and

•	AMR must deliver certain certificates and documents to the trustee.

     The remaining or acquiring person after any such transaction will be substituted for AMR under the indenture and the debt securities, and all obligations of AMR will terminate. (Section 7.1 of the indenture)

Events of Default, Notice and Certain Rights on Default

     The term “event of default” means, with respect to debt securities of any series, any of the following:

•	We fail to pay interest on a debt security of such series within 30 days of its due date.

•	We fail to pay principal or any premium on a debt security of such series, or we fail to deposit any mandatory sinking fund payment, within 10 days of its due date.

•	We remain in breach of a covenant in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	There occurs any other “event of default” described in the applicable supplemental indenture or board resolution providing for the issuance of such series of debt securities.

(Section 5.1 of the indenture) An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

     The indenture requires the trustee to notify holders of the applicable series of debt securities of any uncured default within 90 days after such default occurs. The trustee may withhold notice, however, of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the holders’ best interests. (Section 6.5 of the indenture)

     If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the affected series may declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities or debt securities payable in accordance with an index, formula or other method, such portion of the principal amount or other amount specified in the prospectus supplement) of all the debt securities of that series to be due and immediately payable. (Section 5.2 of the indenture) The holders of a majority in aggregate principal amount of the debt securities of the affected series may waive, on behalf of the holders of all debt securities of such series, any past default or event of default with respect to that series and its consequences, except a default or event of default in the payment of the principal of or premium, if any, or interest, if any, on any debt security and certain other defaults. (Section 5.7 of the indenture)

     The holders of a majority in aggregate principal amount of the debt securities of the affected series (with the debt securities of each such series voting as a class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for such series, or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, as long as such direction does not conflict with any law or the indenture and subject to certain other limitations, including, if requested by the trustee, the provision of security or indemnity satisfaction to the trustee. (Section 5.8 of the indenture)

     Before a holder can bypass the trustee and bring its own lawsuit or other formal legal action or take other steps to enforce its rights or protect its interests relating to the debt securities, the following must occur:

•	such holder must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in aggregate principal amount of all debt securities of the relevant series must request the trustee in writing to take action because of the event of default, and must offer security or indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice, request and indemnity; and

•	the holders of a majority in aggregate principal amount of the debt securities of that series must not have given the trustee a direction inconsistent with the above request.

(Section 5.9 of the indenture)

     However, a direct holder is entitled to bring a lawsuit at any time for the payment of principal, premium, if any, and interest due on its debt securities after the due date. (Section 5.10 of the indenture)

     If you are not the holder of debt securities in registered form, you should consult the broker, bank or financial intermediary through which you invest in such debt securities for information on your rights in respect of those debt securities following an event of default.

     We will file annually with the trustee a certificate as to AMR’s compliance with all conditions and covenants of the indenture. (Section 9.7 of the indenture)

Modification of the Indenture

     There are three categories of changes we can make to the indenture and the debt securities.

     Changes Requiring Approval of Each Affected Holder. First, there are changes that cannot be made to the indenture and the debt securities of any series without the approval of each holder of such debt securities who would be affected by such change. Following is a summary of those changes:

•	to change the time for payment of principal of or interest on a debt security;

•	to reduce the amounts of principal of or interest on a debt security;

•	to reduce the amount of any premium payable upon the redemption of a debt security;

•	to reduce the amount payable upon acceleration of the maturity of an original issue discount debt security or a debt security payable in accordance with an index, formula or other method;

•	to change the currency of payment on a debt security;

•	to impair the right to sue for payment on a debt security;

•	to reduce the percentage of holders of debt securities of such series whose consent is needed to modify or amend the indenture or to waive compliance with certain provisions of the indenture or to waive certain defaults; or

•	to modify the provisions relating to waiver of certain defaults or modifications of the indenture and debt securities, other than to increase any percentage of holders required for such waivers and modifications, or to provide that other provisions of the indenture and debt securities may not be modified without consent of each affected holder.

(Section 8.2 of the indenture)

     Changes Not Requiring Approval. The second category of changes to the indenture and the debt securities does not require any vote by holders of debt securities. Following is a summary of those changes:

•	to reflect that another corporation or entity has succeeded AMR or American Airlines, Inc. and assumed its covenants and obligations under, as applicable, the indenture, any debt securities and any related American Airlines, Inc. guarantee;

•	to add to AMR’s or American Airlines, Inc.’s covenants, to surrender any right or power of AMR or American Airlines, Inc., or to comply with any SEC requirement in connection with the qualification of the indenture or any American Airlines, Inc. guarantee;

•	to add additional events of default with respect to any series;

•	to add or change any provisions to the extent necessary to facilitate the issuance of debt securities in bearer form or in global form;

•	to add, or to change or eliminate, any provision affecting debt securities not yet issued, including to make appropriate provisions for an American Airlines, Inc. guarantee;

•	to secure the debt securities;

•	to establish the form or terms of debt securities;

•	to provide for the electronic delivery of supplemental indentures or debt securities of any series;

•	to evidence and provide for successor or additional trustees or to facilitate the appointment of a separate trustee or trustees for one or more series of debt securities;

•	if allowed without penalty under applicable laws and regulations, to permit payment in respect of debt securities in bearer form in the United States;

•	to correct or supplement any inconsistent provisions or to cure any ambiguity or correct any mistake in the indenture, any debt securities or any American Airlines, Inc. guarantee; or

•	to make any other provisions with respect to matters or questions arising under the indenture, as long as such action does not materially adversely affect holders of the debt securities.

(Section 8.1 of the indenture)

     Changes Requiring a Majority Vote. The third category of changes to the indenture and the debt securities requires a vote in favor by holders of debt securities owning a majority of the principal amount of each particular series adversely affected. This category includes other changes to the indenture and debt securities not part of the first and second categories of changes to the indenture and debt securities described above. (Section 8.2 of the indenture)

     If you are not the holder of debt securities in registered form, you should consult with the broker, bank or financial intermediary through which you invest in such debt securities for information on how approval will be granted or denied if we seek to change the indenture or request a waiver of any of its terms.

Satisfaction and Discharge

     The indenture provides that when, among other things, all debt securities of a series not previously delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense,

and we have deposited or caused to be deposited with the trustee, money or certain governmental obligations or a combination thereof in an amount to be sufficient to pay and discharge the entire indebtedness on debt securities of such series not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the indenture will cease to be of further effect with respect to such series of debt securities, and we will be deemed to have satisfied and discharged the indenture with respect to such series of debt securities. (Section 4.1 of the indenture)

Defeasance

     Unless we tell you otherwise in the applicable prospectus supplement, the following discussion of full defeasance and covenant defeasance will apply to each series of debt securities. (Article IV of the indenture)

     Full Defeasance. Under certain circumstances, we can legally release ourselves from any payment or other obligations on the debt securities of any series (called “full defeasance”) if we put in place the following arrangements for the holders of those debt securities to be repaid:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that there has been a change in federal tax law as in effect on the date of this prospectus or an Internal Revenue Service ruling that lets us make the above deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.4 and 4.6 of the indenture)

     If we ever did accomplish full defeasance, as described above, holders would have to rely solely on the trust deposit for repayment on the debt securities of the particular series defeased. Holders could not look to AMR or any American Airlines, Inc. guarantee for repayment if a shortfall occurred.

     AMR may exercise its full defeasance option even if it has previously exercised its covenant defeasance option. If AMR exercises its full defeasance option, payment of the particular series of debt securities defeased may not be accelerated because of a default or an event of default. (Section 4.4 of the indenture)

     Covenant Defeasance. Under certain circumstances, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities of any series. This is called “covenant defeasance”. In that event, holders of those debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and certain governmental obligations set aside in trust to repay such debt securities. To achieve covenant defeasance, we must do the following:

•	we must irrevocably deposit in trust for the holders’ benefit a combination of money and certain governmental obligations specified in the indenture that will generate enough money to pay when due the principal of and any premium or interest on the debt securities of such series and to make any mandatory sinking fund payments on such debt securities; and

•	we must deliver to the trustee a legal opinion of our counsel confirming that, under federal tax law as in effect at the time of such deposit, AMR may make such deposit without causing holders to be taxed on the debt securities of such series any differently than if AMR did not make the deposit and simply repaid such debt securities itself.

(Sections 4.5 and 4.6 of the indenture)

     If AMR exercises its covenant defeasance option with respect to the debt securities of a series, certain restrictive covenants of the indenture and certain events of default would no longer apply to such series. (Section 4.5 of the indenture) If one of the remaining events of default occurred, however, and payment of the debt securities of such series was accelerated, there could be a shortfall between the amount in the trust deposit at that time and the amount then due on such series. Holders could still look to AMR for payment of such debt securities if there were such a shortfall. Depending on the event causing the default (such as AMR’s bankruptcy), however, holders may not be able to obtain payment of the shortfall from AMR.

Conversion or Exchange

     We may convert or exchange the debt securities of a series into common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of common stock or other securities you would receive would be converted or exchanged.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under any series of debt securities and the indenture as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations under any series of debt securities, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the debt securities against AMR, and will be an unsecured obligation of American Airlines, Inc.

The Trustee

     Wilmington Trust Company is the trustee under the indenture. Wilmington Trust Company acts as trustee with respect to certain other financing transactions of ours and of our affiliates. Wilmington Trust Company may from time to time provide banking or other services to us and our affiliates.

DESCRIPTION OF CAPITAL STOCK OF AMR CORPORATION

     We may elect to offer common stock or preferred stock. AMR’s certificate of incorporation, as amended (the “Certificate of Incorporation”) authorizes us to issue 750,000,000 shares of common stock, par value $1.00 per share, and 20,000,000 shares of preferred stock, without par value. On October 21, 2003, 159,347,481 shares of our common stock were outstanding. Our common stock currently is listed on the New York Stock Exchange under the trading symbol “AMR”. No shares of our preferred stock are outstanding as of the date hereof.

     The description of our capital stock in this prospectus is a summary. When we offer to sell capital stock, we will summarize in a prospectus supplement the particular terms of such capital stock that we believe will be the most important to your decision to invest in such capital stock. As the terms of such capital stock may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the Certificate of Incorporation and our by-laws, as amended (the “By-Laws”), and statutory and common law, including the Delaware General Corporation Law (the “DGCL”), and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such capital stock. There may be other provisions in the Certificate of Incorporation and By-Laws that are also important to you. You should carefully read these documents for a full description of the terms of such capital stock. Our Certificate of Incorporation and By-Laws are incorporated by reference as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of our Certificate of Incorporation and By-Laws.

Common Stock

     Voting Rights. The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of our common stock vote as one class. The shares of our common stock do not have cumulative voting rights. As a result, subject to the voting rights, if any, of the holders of any shares of our preferred stock which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected if they choose to do so. In such event, the holders of the remaining shares of our common stock voting for the election of directors will not be able to elect any persons to the board of directors.

     Delaware General Corporation Law Section 203. As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the DGCL which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or its affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder”. The restrictions do not apply if (i) prior to an interested stockholder becoming such, the board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which any person becomes an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commences (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of AMR) or (iii) on or subsequent to the date an interested stockholder becomes such, the business combination is both approved by the board of directors and authorized at an annual or special meeting of our stockholders, not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

     Liquidation Rights and Other Provisions. Subject to the prior rights of creditors and the holders of any preferred stock which may be outstanding from time to time, the holders of our common stock are entitled in the event of liquidation, dissolution or winding up to share pro rata in the distribution of all remaining assets.

     The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. See “Dividend Policy”.

     The common stock is not liable to any calls or assessments and is not convertible into any other securities. The Certificate of Incorporation provides that the private property of the stockholders shall not be subject to the payment of corporate debts. There are no redemption or sinking funds provisions applicable to the common stock, and the Certificate of Incorporation provides that there shall be no preemptive rights.

     The Certificate of Incorporation provides that our directors shall not be personally liable to AMR or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to AMR or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Section 174 of the DGCL specifies conditions under which directors of Delaware corporations may be liable for unlawful dividends or unlawful stock purchases or redemptions.

     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A.

Preferred Stock

     Subject to the limitations prescribed by the DGCL, the Certificate of Incorporation authorizes our board of directors to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited, and the designation, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon.

     A prospectus supplement will describe specific terms of the series of preferred shares then being offered. These terms may include some or all of the following:

•	title;

•	the number of shares offered;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rates, periods and/or payment dates or methods of calculation of the dividend rates;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction or remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into our common shares or other securities or property, including whether such conversion is mandatory, at your option or at our option, the conversion price, or manner of calculation of the conversion price, and conversion period;

•	the terms and conditions, if applicable, upon which preferred shares will be exchanged into debt securities or other securities or property, including whether such exchange is mandatory, at your option or at our option, the exchange price, or manner of calculating the exchange price, and the exchange period;

•	voting rights, if any;

•	the relative ranking and preferences of the preferred shares as to dividend rights upon liquidation, dissolution or winding up of our affairs;

•	the restrictions, if any, on the issue or reissue of any additional shares of such series;

•	any limitations on issuance of any series of preferred shares ranking senior to or equal to the series of preferred shares as to dividend rights upon our liquidation, dissolution or winding up;

•	information with respect to book-entry procedures, if any; and

•	any other specific terms, preferences, rights, limitations or restrictions.

     Unless we tell you otherwise in the applicable prospectus supplement, preferred shares will not be listed on any securities exchange.

     Unless otherwise specified in the prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all series of our common shares, and to all equity securities issued by us the terms of which specifically provide that such equity securities rank junior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

•	equal to all equity securities issued by us the terms of which specifically provide that those equity securities will rank equal to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

•	junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

     The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

General Terms

     We may elect to offer depositary shares representing receipts for fractional interests in debt securities or preferred stock. In this case, we will issue receipts for depositary shares, each of which will represent a fraction of a debt security or share of a particular series of preferred stock (or a combination thereof), as the case may be. We will deposit the debt securities or shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a depositary, which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of preferred stock represented by the depositary share, to all the rights and preferences of the debt security or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

     The description of our depositary shares in this prospectus is a summary. When we offer to sell depositary shares, we will summarize in a prospectus supplement the particular terms of such depositary shares and the applicable deposit agreement that we believe will be the most important to your decision to invest in such depositary shares. As the terms of such depositary shares may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the depositary shares, the deposit agreement and the indenture (in the case of depositary shares representing fractional interests in debt securities), or the Certificate of Incorporation and By-Laws (in the case of depositary shares representing fractional interests in preferred stock) and not the summaries in this prospectus or such prospectus supplement, which define your rights as a holder of such depositary shares. There may be other provisions in these documents that are also important to you. You should carefully read these documents for a full description of the terms of such depositary shares. A copy of the form of deposit agreement will be filed with the SEC as an exhibit to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of this document.

Interest, Dividends and Other Distributions

     The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

     If we redeem a debt security or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of preferred stock, as the case may be, payable in relation to the redeemed series of debt securities or preferred stock. Whenever we redeem debt securities or shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, the debt securities or shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indenture or Voting the Preferred Stock

     Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of debt securities, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to the debt securities or voting shares of the preferred stock, as the case may be, represented by your depositary shares if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

     We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

     The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the preferred stock, including in connection with our liquidation, dissolution or winding up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

     The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

     The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

     The depositary will not be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the depositary shares and the applicable deposit agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the depositary shares against AMR, and will be an unsecured obligation of American Airlines, Inc.

DESCRIPTION OF WARRANTS

     We may elect to offer warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities, property or assets, as well as other types of warrants. We may issue warrants independently or together with any other securities, and they may be attached to or separate from those securities. We will issue the warrants under warrant agreements between us and a bank or trust company, as warrant agent, that we will describe in the prospectus supplement relating to the warrants that we offer.

     The description of our warrants in this prospectus is a summary. When we offer to sell warrants, we will summarize in a prospectus supplement the particular terms of such warrants and the applicable warrant agreement that we believe will be the most important to your decision to invest in such warrants. As the terms of such warrants may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the warrant certificate relating to such warrants and the warrant agreement, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such warrants. There may be other provisions in the warrant certificate relating to such warrants and the warrant agreement that are also important to you. You should carefully read these documents for a full description of the terms of such warrants. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Debt Warrants

     We may offer warrants to purchase debt securities (“debt warrants”). A prospectus supplement will describe specific terms of the debt warrants, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms may include some or all of the following:

•	the title of the debt warrants;

•	the debt securities for which the debt warrants are exercisable;

•	the aggregate number of the debt warrants;

•	the principal amount of debt securities that you may purchase upon exercise of each debt warrant, and the price or prices at which we will issue the debt warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such debt warrants are to be issued or for which the debt warrants may be exercised;

•	the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities issued with the debt warrants, and the number of debt warrants issued with each debt security;

•	the date, if any, from which you may separately transfer the debt warrants and the related securities;

•	the date on which your rights to exercise the debt warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of the debt warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of the securities you may purchase upon exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to your exercise of the debt warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to exercise, you will not have any of the rights of holders of the debt securities purchasable upon that exercise and will not be entitled to payments of principal, premium, if any, or interest on the debt securities purchasable upon the exercise.

Other Warrants

     We may issue other warrants. A prospectus supplement will describe specific terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants. These terms may include some or all of the following:

•	the title of the warrants;

•	the securities, which may include preferred stock or common stock or other of our securities, or other property or assets, for which you may exercise the warrants;

•	the aggregate number of the warrants;

•	the number of securities, or the amount of other property or assets, that you may purchase upon exercise of each warrant, and the price or prices at which we will issue the warrants;

•	if other than U.S. dollars, the currency, composite currency or currency units in which such warrants are to be issued or for which the warrants may be exercised;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, from which you may separately transfer the warrants and the related securities or other property or assets;

•	the date on which your rights to exercise the warrants commence, and the date on which your rights expire;

•	the maximum or minimum number of warrants which you may exercise at any time;

•	any mandatory or optional redemption provisions;

•	information with respect to book entry procedures, if any;

•	if applicable, a discussion of material federal income tax considerations;

•	the terms of any securities you may purchase upon exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to your exchange and exercise of the warrants.

     We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and you may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, prior to the exercise of your warrants, you will not have any of the rights of holders of the preferred stock, common stock or other securities, property or assets purchasable upon that exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock, common stock or other securities purchasable upon the exercise.

Exercise of Warrants

     We will describe in the prospectus supplement relating to the warrants the principal amount, the number of our securities, or amount of other property or assets that you may purchase for cash upon exercise of a warrant, and the exercise price. You may exercise a warrant as described in the prospectus supplement relating to the warrants at any time up to the close of business on the expiration date stated in the prospectus supplement. Unexercised warrants will become void after the close of business on the expiration date, or any later expiration date that we determine.

     We will forward the securities, property or assets purchasable upon the exercise as soon as practicable after receipt of payment and the properly completed and executed warrant certificate at the corporate trust office of the warrant agent or other office stated in the applicable prospectus supplement. If you exercise less than all of the warrants represented by the warrant certificate, we will issue you a new warrant certificate for the remaining warrants.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the warrants and the applicable warrant agreement as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the warrants against AMR, and will be an unsecured obligation of American Airlines, Inc.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may elect to offer, from time to time, stock purchase contracts, representing contracts obligating holders to purchase from us, and for us to sell to holders, a specific number of shares of common stock or preferred stock, or other securities, property or assets, at a future date or dates. We may issue stock purchase contracts separately or as a part of stock purchase units.

     The description of our stock purchase contracts and stock purchase units in this prospectus is a summary. When we offer to sell a series of stock purchase contracts or stock purchase units, we will summarize in a prospectus supplement the particular terms of such series of stock purchase contracts or stock purchase units, as the case may be, that we believe will be the most important to your decision to invest in such series. As the terms of such series of stock purchase contracts or stock purchase units, as the case may be, may differ from the summary in this prospectus, the summary in this prospectus is subject to and qualified by reference to the summary in such prospectus supplement, and you should rely on the summary in such prospectus supplement instead of the summary in this prospectus if the summary in such prospectus supplement is different from the summary in this prospectus. You should keep in mind, however, that it is the stock purchase contract or stock purchase unit, as the case may be, and, if applicable, any related collateral arrangements and depositary arrangements, and not the summaries in this prospectus or such prospectus supplement, which defines your rights as a holder of such series of stock purchase contracts or stock purchase units, as the case may be. There may be other provisions in the stock purchase contract or stock purchase unit, and the related collateral arrangements and depositary arrangements, if any, that are also important to you. You should carefully read these documents for a full description of the terms of the stock purchase contracts and stock purchase units. Forms of these documents will be filed with the SEC as exhibits to a report on Form 8-K or by a post-effective amendment to the registration statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

     The price per share of preferred stock or common stock or the price of any other securities, property or assets, as the case may be, subject to any stock purchase contracts may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. The stock purchase units are expected to consist of the following:

•	a stock purchase contract and, if specified in the applicable prospectus supplement, debt securities; and

•	one or more of the following, each of which secures the holders’ obligations to purchase the preferred stock, common stock or other securities, property or assets under the stock purchase contracts:

•	debt securities or undivided beneficial ownership interests in debt securities;

•	depositary shares representing fractional interests in debt securities or shares of preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or may require the holders of the stock purchase units to make periodic payments to us. Any such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contract in a specified manner.

Guarantee of American Airlines, Inc.

     American Airlines, Inc. may guarantee unconditionally our obligations under the stock purchase contracts or stock purchase units and, if applicable, collateral arrangements and depositary arrangements, as described in the applicable prospectus supplement. If American Airlines, Inc. guarantees these obligations, we will tell you in the applicable prospectus supplement and describe the terms of the guarantee in such prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, such guarantee will be enforceable without any need to first enforce the stock purchase contracts or stock purchase units, as the case may be, against AMR, and will be an unsecured obligation of American Airlines, Inc.

PLAN OF DISTRIBUTION

     We may sell securities from time to time in one or more transactions. We may sell the securities of or within any series to or through agents, underwriters or dealers or directly to one or more purchasers.

Agents

     We may use agents to sell securities. We will name any agent involved in offering or selling securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

Underwriters

     We may sell securities to underwriters. Unless we tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

     We may solicit directly offers to purchase the securities, and we may sell securities directly to purchasers without the involvement of underwriters or agents. We will describe the terms of our direct sale in the applicable prospectus supplement.

Dealers

     We may use a dealer to sell the securities. If we use a dealer, we, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

Other Means of Distribution

     Securities may also be offered and sold, if we so indicate in the applicable prospectus supplement, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as our agents in connection with a remarketing of such securities following their purchase or redemption. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

Delayed Delivery Contracts

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the securities at the public offering price under delayed delivery contracts. If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

General Information

     Unless the applicable prospectus supplement states otherwise, each series of securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange as of the date of this prospectus. We may elect to list any other series of securities on any exchange or market, but we are not obligated to do so. Any underwriters to whom the securities are sold for a public offering may make a market in those securities. However, those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of, or the trading market for, any of the securities.

     Any underwriters, agents, dealers or remarketing firms will be identified and their compensation described in a prospectus supplement.

     We may have agreements with any underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

     Any underwriters, dealers, agents and remarketing firms may engage in transactions with, or perform services for, AMR, American Airlines, Inc. or our affiliates in the ordinary course of their business.

LEGAL OPINIONS

     Unless we tell you otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for AMR and, if applicable, American Airlines, Inc. by their General Counsel and for any agents, underwriters or dealers by Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022 or other counsel that we may name in the applicable prospectus supplement. Shearman & Sterling LLP from time to time represents American Airlines, Inc. and AMR with respect to certain matters.

EXPERTS

     The consolidated financial statements and schedules of AMR and American Airlines, Inc. included in AMR’s and American Airlines, Inc.’s Annual Reports on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports (which contain an explanatory paragraph describing conditions that raise substantial doubt about AMR’s and American Airlines, Inc.’s ability to continue as a going concern as described in Note 2 to the AMR and American Airlines, Inc. consolidated financial statements) appearing therein. Such consolidated financial statements and schedules are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.